Exhibit 99

Accenture Nominates Masahiko Uotani, Chairman and Chief Executive Officer of Shiseido, and Jennifer Nason, Global Chair, Investment Banking of J.P. Morgan to Join its Board of Directors

NEW YORK; December 2, 2024 – Accenture (NYSE: ACN) announced that its Board of Directors has nominated Masahiko Uotani and Jennifer Nason for election to the Board following Accenture’s annual general meeting of shareholders on February 6, 2025. Uotani-san, 70, is the chairman and chief executive officer of Shiseido (OTCM: SSDOY). Ms. Nason, 64, is the Global Chair, Investment Banking at J.P. Morgan (NYSE: JPM). They each will be listed as a director nominee in Accenture’s 2024 proxy statement. The preliminary proxy statement is scheduled to be filed with the Securities and Exchange Commission this week.

“I am pleased to welcome Uotani-san and Jennifer to our board of directors,” said Julie Sweet, chair and CEO, Accenture. “Uotani-san is a dynamic global business leader with deep expertise in consumer goods, marketing and management, along with significant experience and leadership in digital innovation and transformation. Jennifer brings exceptionally deep knowledge of banking and capital markets, technology and telecommunications from her nearly 40-year career at J.P. Morgan, along with significant experience advising leaders across a broad array of businesses and industries on strategies to drive shareholder value. Their valuable perspectives and insights will greatly help our board and our company continue to advance our strategy to be our clients’ reinvention partner of choice and deliver 360-degree value to all our stakeholders.”

If elected by shareholders at the annual general meeting, Uotani-san will serve on the Finance Committee, and Ms. Nason will serve on the Finance and Compensation, Culture & People Committees. Together with our other nominees, the Board would comprise 11 directors.

In his role at Shiseido, Uotani-san leads a 152-year-old beauty company that operates in 120 countries and regions around the world and is centered on cosmetics, such as skincare, makeup and fragrances. Before joining Shiseido, he spent over 17 years at Coca-Cola Japan, including serving as its chairman from 2006 to 2011, president from 2001 to 2006 and chief marketing officer from 1994 to 2001. Earlier in his career, Uotani-san served in marketing and management roles at Kraft Foods (now Mondelēz International) and Lion Dentifrice Co. (now Lion Corporation).

Uotani-san holds a Bachelor of Arts degree in English from Doshisha University in Kyoto and a Master of Business Administration degree in Marketing from Columbia Business School.

Uotani-san will step down from his role as Chief Executive Officer of Shiseido on December 31, 2024, and will retire as a director of Shiseido at the end of March 2025.

Ms. Nason has nearly 40 years of experience in banking and capital markets, as well as extensive knowledge of leadership at a global professional services organization. In her role at J.P. Morgan, she is responsible for many of the firm’s key investment banking relationships around the world. In this capacity, she serves as the senior executive relationship partner, provides executive sponsorship and is a strategic resource for day-to-day client coverage teams. For the past 20 years, Ms. Nason has led the Technology, Media and Telecommunications global client practice. She also established J.P. Morgan’s first IT Business Development Group, a partnership between Technology Banking and the company’s IT organization, which has helped shape its technology roadmap and facilitated multiple direct investments in technology companies.

Ms. Nason holds a double degree, a Bachelor of Arts in Economic History and Political Science and a Bachelor of Commerce with honors in Economics, from the University of Melbourne in Australia.

Ms. Nason will step down from her role as Global Chair, Investment Banking at J.P. Morgan on February 7, 2025.

About Accenture
Accenture is a leading global professional services company that helps the world’s leading organizations build their digital core, optimize their operations, accelerate revenue growth and enhance services—creating tangible value at speed and scale. We are a talent- and innovation-led company with 774,000 people serving clients in more than 120 countries. Technology is at the core of change today, and we are one of the world’s leaders in helping drive that change, with strong ecosystem relationships. We combine our strength in technology and leadership in cloud, data and AI with unmatched industry experience, functional expertise and global delivery capability. Our broad range of services, solutions and assets across Strategy & Consulting, Technology, Operations, Industry X and Song, together with our culture of shared success and commitment to creating 360° value, enable us to help our clients reinvent and build trusted, lasting relationships. We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities. Visit us at accenture.com.

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Contact:
Rachel Frey
Accenture Media Relations
+1 917 452 4421
rachel.frey@accenture.com